Exhibit (12)(b)
FIRST UNION CORPORATION
COMPUTATIONS OF CONSOLIDATED
RATIOS OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS




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
                                                Three
                                                Months
                                                Ended                      Years Ended December 31,
                                               March 31,
(Dollars in thousands)                           1994          1993         1992        1991        1990        1989

EXCLUDING INTEREST ON DEPOSITS:

Pretax income from continuing operations        $342,460        1,220,781    581,203     419,801     327,360     441,663
Fixed charges, excluding preferred stock
 dividends and capitalized interest              133,080          530,024    473,158     705,944     990,476     890,543

(A.) Earnings                                   $475,540        1,750,805  1,054,361   1,125,745   1,317,836   1,332,206

Interest, excluding interest on
 deposits                                       $117,319          467,181    405,297     652,393     949,046     865,413
One-third of rents                                12,672           50,561     51,570      46,505      33,040      24,787
Preferred stock dividends                          8,815           37,182     48,270      41,615      42,258       1,723
Capitalized interest                                 142              285        381       2,326       3,144       2,507

(B.) Fixed charges                              $138,948          555,209    505,518     742,839   1,027,488     894,430

Consolidated ratios of earnings to
 fixed charges, excluding interest on
 deposits (A./B.)                                   3.42X            3.15       2.09        1.52        1.28        1.49


INCLUDING INTEREST ON DEPOSITS:

Pretax income from continuing operations        $342,460        1,220,781    581,203     419,801     327,360     441,663
Fixed charges, excluding preferred stock
 dividends and capitalized interest              451,764        1,853,282  2,088,829   2,796,546   3,135,764   2,728,753

(C.) Earnings                                   $794,224        3,074,063  2,670,032   3,216,347   3,463,124   3,170,416

Interest, including interest on
 deposits                                       $436,003        1,790,439  2,020,968   2,742,996   3,094,334   2,703,623
One-third of rents                                12,672           50,561     51,570      46,505      33,040      24,787
Preferred stock dividends                          8,515           37,182     48,270      41,615      42,258       1,723
Capitalized interest                                 142              285        381       2,326       3,144       2,507

(D.) Fixed charges                              $457,632        1,878,467  2,121,189   2,833,442   3,172,776   2,732,640

Consolidated ratios of earnings to
 fixed charges, including interest on
 deposits (C./D.)                                   1.74X            1.64       1.26        1.14        1.09        1.16

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